FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-20

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 06/09/21 11:28:17

To: REDACTED

Subject: NEW ISSUE CMBS: BANK 2021-BNK34 *PUBLIC IPTs*

BANK 2021-BNK34 - PUBLIC NEW ISSUE IPTs

**ANNOUNCEMENT** $858.968MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS

& JOINT BOOKRUNNERS: WELLS FARGO SECURITIES, LLC

BOFA SECURITIES, INC.

MORGAN STANLEY & CO. LLC

CO-MANAGER: ACADEMY SECURITIES, INC.

DREXEL HAMILTON, LLC

SIEBERT WILLIAMS SHANK & CO., LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	Fitch/KBRA/S&P	SIZE($MM)	C/E	WAL	IPT
A-1	AAAsf/AAA(sf)/AAA(sf)	4.820	30.000%	2.66	IS+ 20A
A-2	AAAsf/AAA(sf)/AAA(sf)	66.608	30.000%	4.98	IS+ 45A
A-3	AAAsf/AAA(sf)/AAA(sf)	8.695	30.000%	6.89	N/A
A-SB	AAAsf/AAA(sf)/AAA(sf)	7.221	30.000%	7.44	N/A
A-4*	AAAsf/AAA(sf)/AAA(sf)	250.000	30.000%	9.54	A5- 2bps
A-5*	AAAsf/AAA(sf)/AAA(sf)	349.830	30.000%	9.94	IS+ 65A
A-S	AAAsf/AAA(sf)/AAA(sf)	68.718	23.000%	9.98	IS+ 85A
B	AA-sf/AA(sf)/AA-(sf)	65.036	16.375%	9.98	IS+ 100A
C	A-sf/A(sf)/A-(sf)	38.040	12.500%	9.98	IS+ 135A

*Sizes and WAL’s are subject to change as detailed in the Term Sheet.

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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